Exhibit 99.1

PEOPLE’S UTAH BANCORP REPORTS

YEAR-END 2016 RESULTS AND DECLARES QUARTERLY DIVIDEND

AMERICAN FORK, UTAH, January 25, 2017 – People’s Utah Bancorp (the “Company”) (Nasdaq: PUB) today announced results for the year-ended and quarter ended December 31, 2016.  The Board of Directors also declared another quarterly dividend.

Consolidated net income for the year ended December 31, 2016 was $23.6 million compared to $19.6 million for 2015, an increase of 20.4%. Diluted earnings per share was $1.30 for the year ended December 31, 2016 compared to $1.17 for the prior year, an increase of 11.1%.

Consolidated net income for the quarter ended December 31, 2016 was $6.5 million compared to $6.2 million in the third quarter of 2016 and $4.9 million for the fourth quarter of 2015, an increase of 4.7% and 33.9%, respectively.  Diluted earnings per share for the current quarter was $0.36 compared to $0.34 for the third quarter of 2016 and $0.27 for the fourth quarter in 2015.

The Board of Directors declared a quarterly dividend of $0.08 per common share. The dividend will be payable on February 13, 2017 to shareholders of record on February 6, 2017. The dividend payout ratio for earnings for the year ended December 31, 2016 was 21.8%.  This continues our over 50-year trend in paying dividends.

“PUB continues its positive trend by posting strong operating results for the year ended 2016 compared to the prior year.  The current year’s net income is the highest in our history.  Our current quarter’s net income, diluted earnings per share, return on average equity and return on average assets were all higher when compared to the prior quarter.  We are also pleased with our overall loan and deposit growth and the continued improvement in our efficiency ratio.  We continue to look for opportunities to utilize our capital and enhance shareholder value by adding new branches to expand our marketplace and reviewing potential acquisition opportunities.” said Richard Beard, President and Chief Executive Officer of People’s Utah Bancorp.

Highlights of the Year

•	Net income of $23.6 million and diluted earnings per share of $1.30.
•	Net interest margin of 4.61%.
•	Return on average equity of 10.68%.
•	Return on average assets of 1.48%.
•	Efficiency ratio of 56.45%.
•	Loans grew 7.0% year-over-year and average loans grew 11.4% during the year.
•	Deposits grew 8.9% year-over-year and average deposits grew 6.6% during the year.

Earnings Summary

Net income for the year ended December 31, 2016 of $23.6 million compared to $19.6 million in 2015 was impacted principally by the following factors: (a) higher net interest income of approximately $8.2 million, (b) higher non-interest income of $0.9 million, and (c) offset by higher non-interest expenses of $2.2 million and income taxes of $3.0 million. Diluted earnings per share increased year-over-year by 11.1% from $1.17 to $1.30 per share.

Net income for the fourth quarter of 2016 of $6.5 million compared to $6.2 million in the third quarter of 2016 was impacted primarily by the following factors: (a) higher net interest income of $0.7 million, (b) an increase in non-interest expense of $0.6 million and (c) a decrease in income tax expense of $0.1 million. These factors contributed to diluted earnings per share increasing to $0.36 per share in the fourth quarter of 2016 compared to $0.34 per share in the third quarter of 2016.

Return on average assets for the year ended December 31, 2016 was 1.48% compared to 1.34% in 2015; and for the quarter ended December 31, 2016 was 1.56% compared to 1.55% in the third quarter of 2016.  Return on average equity for the year ended December 31, 2016 was 10.68% compared to 10.49% in 2015; and for the fourth quarter of 2016 was 11.42% compared to 11.09% in the third quarter of 2016.

Net Interest Income and Margin

Net interest income for the year ended December 31, 2016 increased $8.2 million over 2015, or 13.4% primarily due to an increase in loans and a higher net interest margin of 4.61% compared to 4.43% in 2015. Average balances for loans increased from $983.3 million in 2015 to $1.1 billion during 2016.

Net interest income for the fourth quarter of 2016 increased $0.7 million compared to the third quarter of 2016, primarily due to an increase in loans held for investment, with net interest margin at 4.58%, slightly lower than the third quarter of 2016.

With the recent increase in short-term interest rates, we expect that earning asset yields and cost of funds on deposits will likely increase during 2017. Our interest rate risk models project our net interest margin will increase in a rising rate environment. The assumptions on earning asset yields and cost of funds on deposits are based on historical patterns in previous rising rate environments. However, since earning asset yields and cost of funds on deposits have been low for an extended period, we can give no assurance that the underlying assumptions in the interest rate risk models will behave in the same manner in the future and could impact net interest margins in future periods.

Provision for Loan Losses

The provision for loan losses for 2016 declined to $0.9 million compared to $1.0 million in the previous year primarily due to an improvement in credit quality of the underlying loan portfolio, net recoveries of loans for the year, offset by loan growth during the year.  Total net recoveries for 2016 were $0.3 million compared to net charge-offs of $0.6 million in 2015.

The provision for loan losses for the fourth quarter of 2016 was $0.2 million lower compared to the third quarter of 2016 principally due to net recoveries during 2016, offset by loan growth experienced during the respective quarters.  We continue to experience low levels of non-performing assets, which was 0.34% of total assets for the year ended December 31, 2016.

Non-interest Income

Non-interest income for the year 2016 increased by 5.5% to $16.9 million from $16.0 million in 2015 primarily due to an increase of $1.2 million in mortgage banking income partially offset by a decrease in service charge and other operating income. Non-interest income for the fourth quarter of 2016 was basically even with the third quarter of 2016.  The Company has experienced higher mortgage banking income and residential mortgage loan volumes compared to the same period in 2015.

Although the Company has experienced higher residential mortgage loan volumes compared to prior years, we believe this growth may not continue in future periods because of rising interest rates and the mortgage banking business has historically been a cyclical business.

Non-interest Expense

Non-interest expenses for 2016 increased by $2.2 million or 4.7% over 2015 primarily from increases during the year to salaries and benefits of $1.5 million, marketing and advertising costs of $0.2 million, occupancy costs of $0.3 million, offset by a decrease in FDIC premiums of $0.1 million.  The year-over-year increase in salaries and benefits is primarily due to new hires, salary increases, variable compensation costs during the year to support our balance sheet and income growth, and the expansion of our leasing division.

Non-interest expense for the fourth quarter of 2016 increased by $0.6 million or 5.4% compared to the third quarter of 2016.  The increase in the fourth quarter of 2016 compared to the third quarter of 2016 is primarily from higher salaries and benefits of $0.3 million, higher data processing and other expenses, including a loss of $0.1 million on the sale of investment securities, as we repositioned our portfolio.  Salaries and benefits in the fourth quarter would be essentially the same as the prior quarter by excluding an infrequent insurance refund of $0.3 million received in the third quarter of 2016.

Our efficiency ratio for the current year improved to 56.45% compared to 60.23% in 2015 and in the fourth quarter of 2016 was higher at 55.33% compared to 54.04% in the third quarter of 2016.  While we continue to focus on improving our efficiency ratio, in 2017 our efficiency ratio could be impacted by investments in new branches, which are scheduled to open during the first half of 2017.  We had anticipated opening one of the branches at the end of 2016, but permitting delays have moved the opening to 2017.

Income Tax Provision

The effective tax rate for 2016 was 36.0% compared to 34.3% in 2015.  The effective tax rate for the fourth quarter of 2016 was 34.4% compared to 36.2% in the third quarter of 2016. The tax rate in 2016 was higher than 2015 due primarily to lower tax-exempt income in 2016 and a one-time tax credit of approximately $0.4 million in 2015.  We also elected to early adopt Accounting Standards Update 2016-09, related to stock compensation expense, which reduced the 2016 income taxes by approximately $0.2 million in the fourth quarter.

Loans and Credit Quality

Loans increased 7.0% year-over-year to $1.1 billion as of December 31, 2016.  Average loans grew 11.4% or $112.3 million during 2016 to $1.1 billion year-over-year compared to 2015.

Non-performing assets decreased to $5.6 million as of December 31, 2016 compared to $8.0 million in 2015 and showed a slight increase compared to $5.3 million as of September 30, 2016. As of December 31, 2016, the ratio of non-performing assets to total assets of 0.34% was a slight increase to the ratio of 0.32% as of September 30, 2016 and has declined compared to 0.51% as of December 31, 2015. The ratio of allowance for loan losses to loans was 1.46% as of December 31, 2016, approximately the same as the ratios as of September 30, 2016 and December 31, 2015.

Investment Securities

Investment securities at December 31, 2016 was $409.1 million, an increase of 5.6% and 2.6% compared to September 30, 2016 and year-end 2015, respectively.  The growth in investment securities came primarily from the growth in deposits during the year.

Deposits and Liabilities

Total deposits at the end of the year 2016 were $1.43 billion compared to $1.31 billion at December 31, 2015 and $1.41 billion at September 30, 2016.  Increases during these periods were primarily due to growth of the client base and new customers. Non-interest-bearing deposits were 31.1% of total deposits as of December 31, 2016 compared to 32.9% as of September 30, 2016 and 31.2% as of December 31, 2015.  Short-term borrowings of $27.2 million at December 31, 2015 were paid down during 2016.

Shareholders’ Equity

Shareholders’ equity increased to $228.5 million as of December 31, 2016 compared to $225.2 million as of September 30, 2016 and $209.4 million as of year-end 2015. The increase resulted primarily from net income during the intervening periods net of cash dividends paid to shareholders.

Conference Call and Webcast

Management will conduct a live conference call and webcast for investors, analysts and the public relating to the Company's results for the year-end and quarter-end of 2016 at 11:00 a.m. Eastern time on Thursday, January 26, 2017. The conference call will be accessible by telephone and through the internet. Interested individuals are invited to listen to the call by telephone at 888-317-6003 (international calls 412-317-6061) and the participant entry number is 9485709. Please dial in 10-15 minutes early so the name and company information can be collected prior to the start of the conference.

To participate on the webcast, log on to: http://services.choruscall.com/links/pub170126.html

If you are unable to participate during the live webcast, the call will be archived on our website, www.peoplesutah.com or at the webcast URL above until February 27, 2017. Forward-looking and other material information may be discussed on this conference call.

Forward-Looking Statements

Statements in this release that are based on information other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date.  These forward-looking statements include, but are not limited to, (i) statements concerning our plans to add new branches and pursue potential acquisitions, (ii) statements concerning future growth trends in our residential mortgage business, and (iii) our expectations regarding earning asset yields, cost of funds on interest-bearing liabilities and net interest margin.

Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include: (i)

market and economic conditions; (ii) capital sufficiency; (iii) operational, liquidity, interest rate and credit risks; (iv) deterioration of asset quality; (v) achieving loan and deposit growth; (vi) increased competition; (vii) adequacy of reserves; (viii) investments in new branches and new business opportunities; and (ix) changes in the regulatory or legal environment; as well as other factors discussed in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive. The Company does not intend, or undertake any obligation to publicly update these forward-looking statements.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank with 18 locations in two banking divisions, Bank of American Fork and Lewiston State Bank and one leasing division, GrowthFunding Equipment Finance. The Company has been serving communities in Utah and southern Idaho for more than 100 years. PUB is committed to preserving the community bank model with a full range of bank products and technologies. More information about PUB is available on our website at www.peoplesutah.com.

Investor Relations Contact:

Wolfgang T. N. Muelleck

Executive Vice President/Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

PEOPLE’S UTAH BANCORP

SUMMARY FINANCIAL INFORMATION

	As of or Year-to-Date
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data and footnotes)	2016	2016	2015
Financial Condition Data:
Average loans	$1,095,619	$1,088,091	$983,294
Average earning assets	1,516,139	1,491,098	1,391,108
Average total assets	1,598,198	1,573,161	1,468,942
Average shareholders’ equity	221,044	218,758	186,889

Selected Balance Sheet Financial Ratios:
Book value per share	$12.82	$12.66	$11.92
Tangible book value per share	$12.79	$12.62	$11.88
Non-performing assets to total assets	0.34%	0.32%	0.51%
Allowance for loan losses to gross loans	1.46%	1.44%	1.45%
Loans to Deposits	78.87%	78.22%	80.23%

Asset Quality Data:
Non-performing loans	$5,357	$4,904	$7,418
Non-performing assets	5,602	5,311	7,986
Net charge-offs (recoveries)	(258)	126	594

Capital Ratios:
Tier 1 leverage capital (1)	13.71%	13.93%	13.42%
Total risk–based capital (1)	20.19%	20.04%	19.02%
Average equity to average assets	13.83%	13.91%	12.72%
Tangible common equity to tangible assets (4)	13.69%	13.58%	13.42%

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Selected Performance Ratios:
Basic earnings per share	$0.37	$0.35	$0.28	$1.33	$1.21
Diluted earnings per share	$0.36	$0.34	$0.27	$1.30	$1.17
Net interest margin (2)	4.58%	4.60%	4.43%	4.61%	4.43%
Efficiency ratio (3)	55.33%	54.04%	62.48%	56.45%	60.23%
Non-interest income to average assets	1.03%	1.08%	0.95%	1.06%	1.09%
Non-interest expense to average assets	2.98%	2.94%	3.21%	3.06%	3.18%
Return on average assets	1.56%	1.55%	1.24%	1.48%	1.34%
Return on average equity	11.42%	11.09%	9.27%	10.68%	10.49%
Net charge-offs (recoveries) to average loans	-0.14%	0.11%	0.07%	-0.02%	0.06%
(1)	Tier 1 leverage capital and Total risk-based capital as of December 31, 2016 are estimates.
(2)	Net interest margin is defined as net interest income divided by average earning assets.
(3)	Represents the sum of non-interest expense all divided by the sum of net interest income and non-interest income.
(4)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $581,000, $606,000, and $679,000 at December 31, 2016, September 30, 2016, and December 31, 2015, respectively.

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,	December 31,
(Dollars in thousands, except share data)	2016	2016	2015
ASSETS
Cash and due from banks	$26,524	$29,852	$19,745
Interest bearing deposits	37,958	67,930	20,428
Federal funds sold	3,456	253	2,176
Total cash and cash equivalents	67,938	98,035	42,349
Investment securities:
Available for sale, at fair value	335,609	326,096	332,736
Held to maturity, at historical cost	73,512	61,471	65,882
Total investment securities	409,121	387,567	398,618
Non-marketable equity securities	1,827	1,827	2,244
Loans held for sale	20,826	15,178	17,947
Loans:
Loans held for investment	1,119,877	1,105,398	1,047,975
Less allowance for loan losses	(16,715)	(16,181)	(15,557)
Total loans held for investment, net	1,103,162	1,089,217	1,032,418
Premises and equipment, net	21,926	22,056	22,104
Accrued interest receivable	5,557	5,801	5,767
Deferred income tax assets	9,799	8,248	8,606
Other real estate owned	245	407	568
Bank-owned life insurance	19,714	19,581	19,170
Other assets	5,866	5,940	6,191
Total assets	$1,665,981	$1,653,857	$1,555,982

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$443,100	$464,638	$408,508
Interest bearing deposits	981,974	947,201	900,677
Total deposits	1,425,074	1,411,839	1,309,185
Short-term borrowings	3,199	3,188	27,204
Accrued interest payable	305	293	314
Other liabilities	8,886	13,387	9,871
Total liabilities	1,437,464	1,428,707	1,346,574
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-
Common shares, $0.01 par value	178	178	176
Additional paid-in capital	68,657	68,415	67,338
Retained earnings	160,692	155,573	142,223
Accumulated other comprehensive income	(1,010)	984	(329)
Total shareholders’ equity	228,517	225,150	209,408
Total liabilities and shareholders’ equity	$1,665,981	$1,653,857	$1,555,982

Common shares outstanding	17,819,538	17,790,549	17,567,154

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Year Ended
(Dollars in thousands, except share	December 31,	September 30,	December 31,	December 31,	December 31,
and per share data)	2016	2016	2015	2016	2015
Interest income
Interest and fees on loans	$17,453	$16,876	$15,611	$66,600	$58,861
Interest and dividends on investments	1,592	1,471	1,569	6,155	5,740
Total interest income	19,045	18,347	17,180	72,755	64,601
Interest expense	712	710	731	2,874	2,961
Net interest income	18,333	17,637	16,449	69,881	61,640
Provision for loan losses	150	325	200	900	1,000
Net interest income after provision for loan losses	18,183	17,312	16,249	68,981	60,640
Non-interest income
Service charges on deposit accounts	555	582	579	2,181	2,449
Card processing	1,155	1,129	1,103	4,451	4,250
Mortgage banking	2,209	2,244	1,678	8,478	7,316
Other operating	413	431	392	1,769	1,989
Total non-interest income	4,332	4,386	3,752	16,879	16,004
Non-interest expense
Salaries and employee benefits	7,924	7,674	8,067	31,441	29,892
Occupancy, equipment and depreciation	1,131	1,101	1,039	4,296	3,953
Data processing	754	665	729	2,866	2,831
FDIC premiums	124	124	190	631	754
Card processing	530	509	501	2,178	2,017
Marketing and advertising	284	301	197	1,044	853
Other	1,793	1,528	1,899	6,521	6,468
Total non-interest expense	12,540	11,902	12,622	48,977	46,768
Income before income tax expense	9,975	9,796	7,379	36,883	29,876
Income tax expense	3,433	3,548	2,493	13,273	10,262
Net income	$6,542	$6,248	$4,886	$23,610	$19,614

Earnings per common share:
Basic	$0.37	$0.35	$0.28	$1.33	$1.21
Diluted	$0.36	$0.34	$0.27	$1.30	$1.17

Weighted average common shares outstanding:
Basic	17,795,526	17,764,647	17,555,236	17,732,920	16,258,424
Diluted	18,312,822	18,248,008	18,179,875	18,214,924	16,829,205

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	December 31, 2016			December 31, 2015
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
Taxable securities (1)	$307,218	$1,083	1.40%	$286,839	$1,084	1.50%
Non-taxable securities (1) (2)	88,407	629	2.83%	92,336	669	2.87%
Loans (3) (4)	1,118,038	17,453	6.21%	1,015,202	15,611	6.10%
Total interest earning assets	1,590,718	19,266	4.82%	1,473,509	17,414	4.69%
Total average assets	1,672,765			1,561,584
Total interest bearing liabilities	971,252	712	0.29%	913,151	731	0.32%
Shareholders’ equity	227,850			209,165
Net interest income (tax-equivalent)		18,554			16,683
Net interest margin (tax-equivalent)			4.64%			4.49%

	Year Ended
	December 31, 2016			December 31, 2015
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
Taxable securities (1)	$285,903	$4,279	1.50%	$257,480	$3,947	1.53%
Non-taxable securities (1) (2)	89,647	2,547	2.84%	82,211	2,501	3.04%
Loans (3) (4)	1,095,619	66,599	6.08%	983,294	58,861	5.99%
Total interest earning assets	1,516,139	73,646	4.86%	1,391,108	65,476	4.71%
Total average assets	1,598,198			1,468,942
Total interest bearing liabilities	938,363	2,875	0.31%	892,723	2,961	0.33%
Shareholders’ equity	221,044			186,889
Net interest income (tax-equivalent)		70,771			62,515
Net interest margin (tax-equivalent)			4.67%			4.49%
(1)

Excludes average unrealized gains of $1.9 million and $1.4 million for the three months ended December 31, 2016 and 2015, respectively, and $1.2 million and $1.7 million for the year ended December 31, 2016 and 2015, respectively.

(2)

Includes tax effect on tax-exempt investment security income of $222,000 and $234,000 for the three months ended December 31, 2016 and 2015, respectively, and $893,000 and $875,000 for the year ended December 31, 2016 and 2015, respectively.

(3)

Loan interest income includes loan fees of $1.6 million and $1.4 million for the three months ended December 31, 2016 and 2015, respectively, and $6.1 million and $4.9 million for the year ended December 31, 2016 and 2015, respectively.

(4)

Excludes average non-accrual loans of $5.1 million and $8.6 million for the three months ended December 31, 2016 and 2015, respectively, and $5.5 million and $8.0 million for the year ended December 31, 2016 and 2015, respectively.